UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 28, 2010

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01            NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

(b)          On March 4, 2010, Granite City Food & Brewery Ltd. (the “Company”) notified the NASDAQ Stock Market (“NASDAQ”) that, as a result of the director resignation described in Item 5.02(b) below, the Company is not in compliance with the director independence requirements of NASDAQ Marketplace Rule 5605(b)(1) and the audit committee composition requirements of NASDAQ Marketplace Rule 5605(c)(2)(A).  The Company will begin conducting a search for a new independent director to serve on the Company’s board of directors and fill the vacancy created on the Company’s committees, the addition of whom would allow the Company to regain compliance with these requirements.

In accordance with Marketplace Rule 5605(b)(1)(A), the Company has a “cure period” to regain compliance with NASDAQ’s majority independent board and audit committee composition requirements by the earlier of the Company’s next annual shareholders meeting or one year from the date of this resignation which caused the failure to comply with these requirements; provided however, that if the annual shareholders meeting occurs no later than 180 days following the date of this resignation, the Company shall instead have 180 days from February 28, 2010 to regain compliance.

ITEM 5.02            DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)          On February 28, 2010, John A. Pesicka, an independent director, resigned from our board of directors for personal reasons, creating a vacancy.  Mr. Pesicka served on our corporate governance and nominating committee, audit committee and executive committee at the time of his resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: March 4, 2010	By:	/s/ James G. Gilbertson
James G. Gilbertson
Chief Financial Officer